Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-158115

Prospectus Supplement
(To Prospectus dated April 13, 2009)

7,500,000 Shares

Common Shares

          We are offering 7,500,000 Common Shares, par value $1.00 per share (“Common Shares”).

          Our Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “STL.” The last reported sale price of our Common Shares on March 15, 2010 was $8.18 per share.

          The underwriters may purchase up to an additional 1,125,000 Common Shares within 30 days after the date of this prospectus supplement to cover over-allotments, if any, at the public offering price less the underwriting discount.

          Investing in our Common Shares involves risks. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in the documents we file with the Securities and Exchange Commission (the “SEC”), before making any decision to invest in our Common Shares.

          Our Common Shares are not savings accounts, deposits or obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency.

          None of the SEC, the FDIC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or any state securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$8.00	$60,000,000
Underwriting discount	$0.40	$3,000,000
Proceeds to Sterling Bancorp (before expenses)	$7.60	$57,000,000

          The underwriters expect to deliver the shares against payment in New York, New York on or about March 19, 2010.

Stifel Nicolaus

Keefe, Bruyette & Woods

The date of this prospectus supplement is March 15, 2010.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our Common Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell from time to time any combination of securities described in the accompanying prospectus in one or more offerings such as this offering. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about our Common Shares we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the section entitled “Incorporation by Reference” on page S-2 of this prospectus supplement, before investing in our Common Shares.

          Unless otherwise stated or the context otherwise requires, all references in this prospectus supplement to “Sterling Bancorp,” “the Company,” “we,” “our,” “us” and similar terms refer to Sterling Bancorp and its consolidated subsidiaries.

          You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our Common Shares.

FORWARD-LOOKING STATEMENTS

          Certain statements contained or incorporated by reference in this prospectus supplement and accompanying prospectus, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements regarding matters that are not historical facts, are “forward-looking statements” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Any forward-looking statements we may make speak only as of the date on which such statements are made. Our actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements.

          Factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

•	inflation, interest rates, market and monetary fluctuations;

•	geopolitical developments including acts of war and terrorism and their impact on economic conditions;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	changes, particularly declines, in general economic conditions and in the local economies in which the Company operates;

•	the financial condition of the Company’s borrowers;

•	competitive pressures on loan and deposit pricing and demand;

•	changes in technology and their impact on the marketing of new products and services and the acceptance of these products and services by new and existing customers;

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services;

•	the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	changes in accounting principles, policies and guidelines;

•

the ability to successfully integrate any assets, liabilities, customers, systems and management personnel of companies we may acquire into our operations and or ability to realize related revenue synergies and cost savings within expected time frames;

•	potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition;

•	the risks and uncertainties described in the section entitled “Risk Factors” below;

•	other risks and uncertainties described from time to time in press releases and other public filings; and

•	the Company’s performance in managing the risks involved in any of the foregoing.

          The foregoing list of important factors is not exclusive, and the Company will not update any forward-looking statement, whether written or oral, that may be made from time to time. You should not put undue reliance on any forward-looking statement.

INCORPORATION BY REFERENCE

          The SEC’s rules allow us to incorporate by reference certain information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC. Any reports we file with the SEC after the date of this prospectus supplement, but before the date that the offering of the securities by means of this prospectus supplement is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

          We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 25, 2010 (SEC File No. 001-05273);

•	Our Current Reports on Form 8-K, filed on November 10, 2009, January 28, 2010, February 3, 2010, and February 22, 2010;

•	Our definitive Proxy Statement on Schedule 14A, filed on April 8, 2009;

•

The description of our Common Shares contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•

Any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities.

          Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus supplement.

          We will provide without charge to each person to whom this prospectus supplement is delivered, including any beneficial owner, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from: Sterling Bancorp, 650 Fifth Avenue, New York, New York 10019-6108, Attention: Investor Relations, Telephone: 212-757-3300.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, to the foregoing, we maintain a website at http://www.sterlingbancorp.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our internet website copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

PROSPECTUS SUPPLEMENT SUMMARY

          This summary is not complete and does not contain all of the information that you should consider before investing in our Common Shares. It is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. To understand this offering fully, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Sterling Bancorp

          Sterling Bancorp is a bank holding company and a financial holding company as defined by the Bank Holding Company Act of 1956, as amended, which was organized in 1966. Sterling Bancorp and its subsidiaries derive substantially all of their revenue and income from providing banking and related financial services and products to customers primarily in the New York metropolitan area, which includes portions of New York, New Jersey and Connecticut. Sterling Bancorp conducts business throughout the United States and, on a limited basis, internationally.

          At December 31, 2009, Sterling Bancorp had total assets of $2.1 billion, total deposits of $1.6 billion and total shareholders’ equity of $162.0 million.

          Sterling Bancorp owns, directly or indirectly, all of the outstanding shares of Sterling National Bank (the “bank”), its principal subsidiary, and all of the outstanding common shares of Sterling Banking Corporation and Sterling Bancorp Trust I. Sterling National Mortgage Company, Inc., Sterling Factors Corporation, Sterling Trade Services, Inc., and Sterling Resource Funding Corp. are wholly-owned subsidiaries of the bank. Sterling Trade Services, Inc. owns all of the outstanding common shares of Sterling National Asia Limited, Hong Kong. Sterling Real Estate Holding Company, Inc. is a majority-owned subsidiary of the bank.

          Our principal executive offices are located at 650 Fifth Avenue, New York, New York 10019-6108, and our telephone number is 212-757-3300.

Summary of Business Operations

          The Bank. Sterling National Bank, organized in 1929 under the National Bank Act, maintains twelve offices in New York: nine offices in New York City (six branches and an international banking facility in Manhattan and three branches in Queens); two branches in Nassau County (one in Great Neck and the other in Woodbury, New York) and one branch in Yonkers, New York.

          The bank provides a broad range of banking and financial products and services, including business and consumer lending, asset-based financing, factoring/accounts receivable management services, equipment leasing, commercial and residential mortgage lending and brokerage, deposit services, international trade financing, trust and estate administration, investment management and investment services.

          Commercial Lending, Asset-Based Financing and Factoring/Accounts Receivable Management. The bank provides loans to small and medium-sized businesses. The bank’s customers are diversified across industries, including commercial, industrial and financial companies, and government and non-profit entities. Loans generally range in size from $250 thousand to $20 million and can be tailored to meet customers’ specific long- and short-term needs, and include secured and unsecured lines of credit, business installment loans, business lines of credit, and debtor-in-possession financing. Loans are often collateralized by assets, such as accounts receivable, inventory, marketable securities, other liquid collateral, equipment and other assets.

          Through its factoring subsidiary, Sterling Factors Corporation, the bank provides accounts receivable management services, primarily for customers in the apparel and textile industries.

          Through its subsidiary Sterling Resource Funding Corp., the bank provides financing and human resource business process outsourcing support services, exclusively for the temporary staffing industry. For over 25 years and throughout the United States, Sterling Resource Funding Corp. and its predecessors have provided full back-office, computer, tax and accounting services, as well as financing, to independently-owned staffing companies.

          As of December 31, 2009, the outstanding loan balance (net of unearned discounts) for commercial and industrial lending and factored receivables was $585.9 million, representing approximately 47.7% of the bank’s total loan portfolio. There are no industry concentrations in the commercial and industrial loan portfolio that exceed 10% of gross loans. Approximately 78% of the bank’s loans are to borrowers located in the New York metropolitan area. The bank has no foreign loans.

          Lease Financing. The bank offers lease financing services in the New York metropolitan area and across the United States through direct leasing programs, third party sources and vendor programs. The bank finances full payout leases for various types of business equipment, generally written on a recourse basis—with personal guarantees of the principals, with terms generally ranging from 24 to 60 months. At December 31, 2009, the outstanding balance (net of unearned discounts) for lease financing receivables was $195.1 million, with a remaining average term of 32 months, representing approximately 15.9% of the bank’s total loan portfolio.

          Residential and Commercial Mortgages. The bank’s real estate loan portfolio consists of real estate loans on one-to-four family residential properties, multi-family residential properties and nonresidential commercial properties. The residential mortgage banking and brokerage business is conducted through offices located in the New York metropolitan area. Residential mortgage loans, substantially all of which are for single family residences, are focused on conforming credit, government insured FHA and other high quality loan products and are originated primarily in the New York metropolitan area, Virginia and other mid-Atlantic states, almost all of these for resale. In addition, the Company retains in portfolio fixed- and floating-rate residential mortgage loans, primarily on properties located in the New York metropolitan area, which were originated by its mortgage banking subsidiary. Commercial real estate lending, including financing on multi-family residential properties and nonresidential commercial properties, is offered on income-producing investor properties and owner-occupied properties, professional co-ops and condos. At December 31, 2009, the outstanding loan balance for real estate mortgage loans was $251.2 million, representing approximately 20.4% of the bank’s total loans outstanding.

          International Trade Finance. Through its international division, international banking facility and Hong Kong trade services subsidiary, the bank offers financial services to its customers and correspondents in the world’s major financial centers. These services consist of financing import and export transactions, issuing of letters of credit, processing documentary collections and creating banker’s acceptances. In addition, active bank account relationships are maintained with leading foreign banking institutions in major financial centers.

          Deposit Services. The bank attracts deposits from customers located primarily in the New York metropolitan area, offering a broad array of deposit products, including checking accounts, money market accounts, negotiable order of withdrawal accounts, savings accounts, rent security accounts, retirement accounts, and certificates of deposit. The bank’s deposit services include account management and information, disbursement, reconciliation, collection and concentration, ACH and others designed for specific business purposes.

          Trust Services. The bank’s trust department provides a variety of fiduciary, investment management, custody and advisory and corporate agency services to individuals and corporations. The bank acts as trustee for pension, profit-sharing, 401(k) and other employee benefit plans and personal trusts and estates. For corporations, the bank offers trust, transfer agent, registrar and other corporate agency services.

Business Strategy

          The management of the Company considers the following as its foremost strategic priorities:

•	Focusing on deepening customer relationships and winning new business;

•	Continuing disciplined underwriting practices while pursuing quality loan growth;

•	Maintaining a cost-effective funding base and disciplined expense control;

•	Preserving strong capital and liquidity positions; and

•	Selectively considering value-enhancing acquisitions, such as complementary businesses, portfolios and FDIC-assisted transactions.

          The Company believes that the New York metropolitan area is characterized by a large concentration of middle-market businesses, with an exceptionally diverse range of industries and market sectors. The Company views that small to midsized businesses in the New York metropolitan area, which are the target customer base the Company is focused on, are underserved. Mergers and other consolidation activities among the Company’s competitors have increased customer displacement, which management believes creates an opportunity for the Company to grow its market share. The Company’s core customer strategy is to serve the financial service needs of small/midsized businesses that require personalized attention, flexibility and customized solutions.

          In addition to pursuing organic growth in market share, the Company also regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions. The Company generally seeks merger or acquisition partners that are compatible and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. The Company expects to continue consideration and implementation of acquisition opportunities as they arise.

          The Company believes that this offering will strengthen its capital position and provide a capital base for franchise enhancement through pursuit of merger and acquisition opportunities and organic growth, as well as facilitating the Company’s ability to repay our Fixed Rate Cumulative Perpetual Preferred Shares, Series A, par value $5.00 per share (the “Series A Preferred Shares”). The Company will seek to leverage management’s New York City banking experience and the Company’s branch network to meaningfully expand the balance sheet.

Asset Quality

          The Company’s loan portfolio has continued to compare favorably to peers in the current economic environment as a result of strict underwriting standards and solid, long-term customer relationships. Senior management is actively involved in monitoring credit risk and managing credit losses. The Company has intensified its collection activities and non-performing assets declined in the fourth quarter of 2009 compared to the second and third quarters of 2009.

The Offering

Issuer	Sterling Bancorp, a New York corporation

Common Shares offered	7,500,000 Common Shares.

Over-allotment option

The underwriters may purchase up to an additional 1,125,000 Common Shares within 30 days after the date of this prospectus supplement to cover over-allotments, if any, at the public offering price less the underwriting discount.

Common Shares outstanding after this offering(1)	25,615,987 Common Shares (or 26,740,987 Common Shares if the underwriters exercise their over-allotment option in full).

Public offering price	$8.00 per share

Use of proceeds

We estimate that the net proceeds from the sale of our Common Shares in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $56,390,000 (or approximately $64,940,000 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes. For more complete information on our use of net proceeds, see the section entitled “Use of Proceeds” below.

Dividend policy

We currently pay cash dividends on our Common Shares on a quarterly basis. The payment of future cash dividends on our Common Shares is at the discretion of our board of directors and subject to a number of factors including our financial results as well as certain regulatory requirements.

Listing	Our Common Shares are listed on the NYSE under the symbol “STL”.

Risk factors

You should carefully read and consider the information set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in any other documents incorporated by reference in this prospectus supplement before investing in our Common Shares.

(1) The number of Common Shares outstanding immediately after the closing of this offering is based on 18,115,987 shares outstanding as of March 15, 2010. The number of Common Shares does not include 1,071,937 unissued shares out of the 2,650,000 shares reserved for future issuances under our Stock Incentive Plan or 516,817 shares reserved for future issuance upon the exercise of the warrant issued to the U.S. Treasury under the Capital Purchase Program. Additionally, unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to 1,125,000 additional Common Shares to cover over-allotments, if any.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

          You should read the summary selected consolidated financial information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference in this prospectus supplement.

          The following tables set forth selected consolidated financial data for us at and for each of the years in the five-year period ended December 31, 2009.

          The selected statement of income data for the years ended December 31, 2009, 2008 and 2007, and the selected balance sheet data as of December 31, 2009 and 2008, have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement. The selected statement of income data for the years ended December 31, 2006 and 2005 and the selected balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements that are not included or incorporated by reference in this prospectus supplement. Our consolidated financial statements for each of the four fiscal years ended December 31, 2008, 2007, 2006 and 2005 were audited by KPMG LLP, an independent registered public accounting firm. Our consolidated financial statements for the fiscal year ended December 31, 2009 were audited by Crowe Horwath LLP, an independent registered public accounting firm.

          Historical results are not necessarily indicative of future results.

		At or For the Year Ended December 31,
	(dollars in thousands, except per share data)	2009	2008	2007	2006	2005
	SUMMARY OF OPERATIONS
	Total interest income	$105,920	$118,071	$121,433	$116,611	$101,994
	Total interest expense	19,295	33,388	47,560	42,021	26,463
	Net interest income	86,625	84,683	73,873	74,590	75,531
	Provision for loan losses	27,900	8,325	5,853	4,503	5,214
	Net securities gains/(losses)	5,561	—	188	(443)	337
	Other than temporary losses	—	(1,684)	—	—	—
	Noninterest income, excluding net securities gains/(losses) and other than temporary losses	38,589	34,984	35,224	33,959	33,536
	Noninterest expenses	88,545	84,476	79,478	77,238	67,617
	Income before taxes	14,330	25,182	23,954	26,365	36,573
	Provision for income taxes	4,908	9,176	8,560	5,367	13,110
	Income from continuing operations	9,422	16,006	15,394	20,998	23,463
	(Loss)/income from discontinued operations, net of tax	—	—	(795)	(603)	564
	Loss on sale of discontinued operations, net of tax	—	—	—	(9,635)	—
	Net income	9,422	16,006	14,599	10,760	24,027
	Dividends on preferred shares and accretion	2,773	102	—	—	—
	Net income available to common shareholders	6,649	15,904	14,599	10,760	24,027
	Income from continuing operations available to common shareholders
Per average common share	—basic	0.37	0.89	0.84	1.12	1.22
	—diluted	0.37	0.88	0.82	1.09	1.19
	Net income available to common shareholders
Per average common share	—basic	0.37	0.89	0.79	0.57	1.25
	—diluted	0.37	0.88	0.78	0.56	1.22
	Dividends per common share	0.56	0.76	0.76	0.76	0.73

	YEAR END BALANCES
	Investment securities	737,065	793,924	618,490	565,214	707,958
	Loans held for sale	33,889	23,403	23,756	33,320	40,977
	Loans held in portfolio, net of unearned discounts	1,195,415	1,184,585	1,152,796	1,072,057	956,433
	Other assets—discontinued operations	—	—	—	1,663	116,250
	Total assets, including discontinued operations	2,165,609	2,179,101	1,979,650	1,850,571	2,005,752
	Noninterest-bearing demand deposits	546,337	464,585	501,023	505,898	455,260
	Savings NOW and money market deposits	592,015	564,205	467,446	447,601	436,173
	Time deposits	442,315	329,034	524,189	527,986	501,269
	Short-term borrowings	131,854	363,404	205,418	83,776	281,838
	Long-term debt	155,774	175,774	65,774	45,774	85,774
	Shareholders’ equity	161,950	160,480	121,071	132,263	147,587

AVERAGE BALANCES
Investment securities	719,485	744,169	582,327	641,310	706,128
Loans held for sale	41,225	23,286	43,919	40,992	53,948
Loans held in portfolio, net of unearned discounts	1,154,041	1,120,362	1,049,206	984,307	873,192
Total assets, including discontinued operations	2,114,221	2,066,628	1,875,615	1,929,739	1,915,497
Noninterest-bearing demand deposits	441,087	427,105	424,425	420,683	435,739
Savings NOW and money market deposits	562,780	522,807	498,827	434,167	416,614
Time deposits	375,742	451,031	556,869	517,166	520,051
Short-term borrowings	271,075	279,840	131,573	255,204	198,879
Long-term debt	174,981	163,479	44,130	59,938	106,514
Shareholders’ equity	158,225	119,791	124,140	143,178	149,836

RATIOS
Return on average total assets	0.45%	0.77%	0.82%	1.14%	1.30%
Return on average shareholders’ equity	5.95	13.36	12.40	14.67	15.66
Dividend payout ratio	107.52	85.43	89.35	67.70	59.82
Average shareholders’ equity to average total assets	7.48	5.80	6.62	7.76	8.30
Net interest margin (tax-equivalent basis)	4.63	4.60	4.48	4.63	4.75
Efficiency ratio (non-GAAP)	70.14	70.32	72.56	70.76	61.64
Loans/assets, year end [1]	56.77	55.44	59.43	59.79	52.79
Asset Quality Ratios:
Net charge-offs/loans, year end [2]	1.95	0.54	0.50	0.45	0.44
Nonperforming loans/loans, year end [1]	1.46	0.61	0.54	0.53	0.39
Allowance/loans, year end[2]	1.66	1.35	1.31	1.52	1.61
Capital Ratios:
Tier 1 capital ratio	11.50	12.73	10.00	11.77	12.51
Total risk-based capital ratio	12.75	13.89	11.13	13.02	13.77
Leverage ratio	8.06	8.59	6.95	7.84	8.05
Selected Share Data:
Book value per common share	$ 6.73	$ 6.69	$ 6.79	$ 7.11	$ 7.84
Tangible book value per common share (non-GAAP)	$ 5.43	$ 5.42	$ 5.51	$ 5.88	$ 6.71
Shares outstanding	18,106,491	18,095,228	17,819,229	18,604,716	18,835,474

*

All data presented in the table above is from continuing operations unless indicated otherwise. Certain reclassifications have been made to prior years’ financial data to conform to current financial statement presentations.

[1]	In this calculation, the term “loans” means loans held for sale and loans held in portfolio.

[2]	In this calculation, the term “loans” means loans held in portfolio.

Non-GAAP Financial Measures

          The table below contains certain supplemental financial information which has been determined by methods other than U. S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures provide useful supplemental information to both management and investors in evaluating Sterling’s financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Sterling strongly encourages investors to review its consolidated statements in their entirety and not to rely on any single financial measure. Non-GAAP financial measures are not standardized, and, therefore, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures that may have the same or similar names.

          Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Sterling has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that the company’s capital performance is properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by shareholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

           The efficiency ratio, in accordance with GAAP, represents non-interest expense divided by the sum of net interest income and non-interest income. Net interest income as utilized in calculating the non-GAAP efficiency ratio is expressed on a tax-equivalent basis. Management believes that the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards.

          Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding. Management believes that tangible common shareholders’ equity is meaningful because it is one of the measures that the Company and investors use to assess capital adequacy.

          The following table provides a reconciliation of the GAAP efficiency ratio to the non-GAAP efficiency ratio and book value per common share (GAAP) to tangible book value per common share (non-GAAP).

(dollars in thousands, except per share data)	2009	2008	2007	2006	2005
Efficiency Ratio
Noninterest expense	$88,545	$84,476	$79,478	$77,238	$67,617
Net interest income	86,625	84,683	73,873	74,590	75,531
Noninterest income, excluding net securities gains (losses)	38,589	34,984	35,224	33,959	33,536
Total revenue (GAAP) for calculation of efficiency ratio	125,214	119,667	109,097	108,549	109,067
Efficiency ratio (GAAP)	70.71%	70.59%	72.85%	71.15%	62.00%
Tax equivalent income adjustment	1,021	461	433	611	626
Tax equivalent revenue (non-GAAP) for calculation of efficiency ratio	126,235	120,128	109,530	109,160	109,693
Efficiency ratio (non-GAAP)	70.14%	70.32%	72.56%	70.76%	61.64%

Tangible Book Value Per Common Share
Shares outstanding	18,106,491	18,095,228	17,819,229	18,604,716	18,835,474
Shareholders’ equity	$161,950	$160,480	$121,071	$132,263	$147,587
Less: Preferred stock	(40,113)	(39,440)	0	0	0
Common shareholders’ equity (GAAP)	121,837	121,040	121,071	132,263	147,587
Book value per common share (GAAP)	6.73	6.69	6.79	7.11	7.84
Goodwill	(22,901)	(22,901)	(22,901)	(22,862)	(21,158)
Intangible assets	(688)	0	0	0	0
Tangible common shareholders’ equity (non-GAAP)	98,248	98,139	98,170	109,401	126,429
Tangible book value per common share (non-GAAP)	5.43	5.42	5.51	5.88	6.71

RISK FACTORS

          An investment in our Common Shares involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus supplement before you make an investment decision regarding the Common Shares. In particular, you should carefully consider the matters under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in any other document incorporated by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

          The risk factors identified and discussed in more detail in our Annual Report on Form 10-K for the year ended December 31, 2009 are as follows:

Risks Related to the Company’s Business

•	the Company’s business may be adversely affected by conditions in the financial markets and economic conditions generally;

•	improvements in economic indicators disproportionately affecting the financial services industry may lag improvements in the general economy;

•	the Company is subject to interest rate risk;

•	the Company is subject to lending risk;

•	the Company’s allowance for loss losses may be insufficient;

•	the Company may not be able to meet the cash flow requirements of its depositors and borrowers or meet its operating cash needs to fund corporate expansion and other activities;

•	the Company relies on dividends from its subsidiaries;

•	the Company may need to raise additional capital in the future and such capital may not be available when needed or at all;

•

the Company’s agreements with the U.S. Treasury impose restrictions and obligations on us that limit our ability to increase dividends, repurchase our Common Shares or Preferred Shares and access the equity capital markets;

•

negative perceptions associated with the Company’s continued participation in the U.S. Treasury’s Capital Purchase Program may adversely affect its ability to retain customers, attract investors and compete for new business opportunities;

•	the Company is subject to a variety of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders;

•	the Company relies on other companies to provide key components of its business infrastructure;

•	the Company is subject to environmental liability risk associated with lending activities;

•	the Company’s profitability depends significantly on local and overall economic conditions; the Company may be adversely affected by the soundness of other financial institutions;

•	severe weather, natural disasters or other acts of God, acts of war or terrorism and other external events could significantly impact the Company’s business;

•	the Company operates in highly competitive industry and market area;

•	the Company is subject to extensive government regulation and supervision; Increases in FDIC insurance premiums may adversely affect the Company’s earnings;

•	legislative and regulatory action taken now or in the future may have a significant adverse effect on the Company’s operations;

•

the Company’s controls and procedures may fail or be circumvented; the Company may be subject to a higher effective tax rate if Sterling Real Estate Holding Company, Inc. fails to qualify as a Real Estate Investment Trust;

•	the Company would be subject to a higher effective tax rate if Sterling Real Estate Holding Company, Inc. is required to be included in a New York State combined return;

•	possible New York State legislative changes may negatively affect the amount of taxes we pay in future years;

•	new lines of business or new products and services may subject the Company to additional risks;

•	potential acquisitions may disrupt the Company’s business and dilute shareholder value;

•	the Company may not be able to attract and retain skilled people;

•	the Company’s information systems may experience an interruption or breach in security;

•	the Company continually encounters technological change;

•	the Company is subject to claims and litigation pertaining to fiduciary responsibility and lender liability;

•	the Company’s reported financial results depend on management’s selection of accounting methods and certain assumptions and estimates;

•	changes in the Company’s accounting policies or in accounting standards could materially affect how the Company reports its financial results and condition.

Risks Associated with the Company’s Common Shares

•	the Company’s stock price can be volatile;

•	the trading volume in the Company’s Common Shares is less than that of other larger financial services companies;

•	an investment in the Company’s Common Shares is not an insured deposit;

•	the Company’s certificate of incorporation and by-laws as well as certain banking laws may have an anti-takeover effect;

•	the Company may not pay dividends on its Common Shares;

•	future issuances of additional equity securities could result in dilution of ownership of the Company’s existing shareholders.

Risks Associated with the Company’s Industry

•	the earnings of financial services companies are significantly affected by general business and economic conditions;

•	financial services companies depend on the accuracy and completeness of information of customers and counterparties;

•	consumers may decide not to use banks to complete their financial transactions.

PRICE RANGE OF OUR COMMON SHARES AND DIVIDENDS PAID

          Our Common Shares are listed and traded on the NYSE under the symbol “STL.” As of March 15, 2010, there were 18,115,987 shares outstanding, held by 1,330 shareholders of record. The following table sets forth for the periods indicated the range of the high and low reported sales prices of our Common Shares on the NYSE, and the cash dividends declared per share. On March 15, 2010, the last reported sale price of our Common Shares on the NYSE was $8.18 per share.

	Share Prices		Cash Dividends Per Share

	High	Low

2010
First Quarter (through March 15, 2010)	$9.40	$7.19	$0.09

2009
Fourth Quarter	$7.30	$6.29	$0.09
Third Quarter	9.55	6.40	0.09
Second Quarter	12.27	7.92	0.19
First Quarter	13.86	7.23	0.19

2008
Fourth Quarter	$15.71	$10.54	$0.19
Third Quarter	18.37	10.36	0.19
Second Quarter	17.00	11.74	0.19
First Quarter	17.38	11.93	0.19

          The amount of future dividends will depend on our earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis. Until the earlier of December 23, 2011 and the date on which the U.S. Treasury no longer holds any of our Series A Preferred Shares, we may not declare or pay any dividend or make any distribution on the Common Shares, other than regular quarterly cash dividends of not more than $0.19 per share.

CAPITALIZATION

          The following table sets forth the consolidated capitalization of Sterling as of December 31, 2009, on an actual basis and as adjusted to give effect to the issuance and sale of the Common Shares. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	December 31, 2009

(dollars in thousands, except per share data)	Actual	As Adjusted

Long-term debt
Subordinated debentures	$25,774	$25,774
Federal Home Loan Bank long-term borrowings	130,000	130,000

Total long-term debt	155,774	155,774

Shareholders’ equity
Preferred stock, Series A, $5.00 par value, $1,000 liquidation value. Authorized 644,389 shares; issued, 42,000 shares	40,113	40,113
Common Shares, $1.00 par value. Authorized 50,000,000 shares; issued 22,226,425 shares and 29,726,425 shares, as adjusted	22,227	29,727
Warrant to purchase common shares	2,615	2,615
Capital surplus	178,734	227,624
Retained earnings	15,828	15,828
Accumulated other comprehensive loss	(12,399)	(12,399)
Common stock in treasury, at cost, 4,119,934 shares	(85,168)	(85,168)

Total shareholders’ equity	161,950	218,340

Total long-term debt and shareholders’ equity	$317,724	$374,114

Per Common Share data:
Book value	$6.73	$6.96
Tangible book value (non-GAAP) [1]	5.43	6.04

Capital ratios:
Tier 1 capital ratio	11.50%	15.21%[2]
Total risk-based capital ratio	12.75%	16.46%[2]
Leverage ratio	8.06%	10.66%[2]

[1]

Tangible common shareholders’ equity (as adjusted) equals total shareholders’ equity (as adjusted) less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding (as adjusted). Management believes that tangible common shareholders’ equity is meaningful because it is one of the measures that the Company and investors use to assess capital adequacy.

[2]	Risk weighted assets and quarterly average assets unchanged.

The following table provides a reconciliation of the book value per common share (GAAP) to tangible book value per common share (non-GAAP).

(dollars in thousands, except per share data)	December 31, 2009
	Actual	As Adjusted
Tangible Book Value Per Common Share
Shares outstanding	18,106,491	25,606,491
Shareholders’ equity	$161,950	$218,340
Less: Preferred stock	(40,113)	(40,113)
Common shareholders’ equity (GAAP)	121,837	178,227
Book value per common share (GAAP)	6.73	6.96
Goodwill	(22,901)	(22,901)
Intangible assets	(688)	(688)
Tangible common shareholders’ equity (non-GAAP)	98,248	154,638
Tangible book value per common share (non-GAAP)	5.43	6.04

USE OF PROCEEDS

We expect to receive approximately $56,390,000 in net proceeds from the sale of Common Shares in this offering, after deducting the underwriting discount and estimated offering expenses payable by us (or approximately $64,940,000 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from the sale of our Common Shares in this offering for general corporate purposes. Our general corporate purposes may include the financing of possible acquisitions of complementary businesses or assets, including in FDIC-assisted transactions, the extension of credit to, or the funding of the investments in, our subsidiaries, or the possible repurchase of our Series A Preferred Shares, separately or together with the warrant for 516,817 shares of our Common Shares held by the U.S. Treasury, subject to the receipt of any required regulatory approval.

UNDERWRITING

          Subject to the terms and conditions stated in the underwriting agreement with Stifel, Nicolaus & Company, Incorporated, as the representative of the underwriters named below, each underwriter named below has severally agreed to purchase from us the respective number of Common Shares set forth opposite its name in the table below.

Name	Number of Shares

Stifel, Nicolaus & Company, Incorporated	2,250,000
Keefe, Bruyette & Woods, Inc.	5,250,000

Total	7,500,000

          The underwriting agreement provides that the underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of Common Shares, but it is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase the Common Shares depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

          Subject to these conditions, the underwriters are committed to purchase and pay for all Common Shares offered by this prospectus supplement, if any such Common Shares are purchased. However, the underwriters are not obligated to purchase or pay for the Common Shares covered by the underwriters’ over-allotment option described below, unless and until they exercise this option.

          The Common Shares are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Offering Price

          We have been advised that the underwriters propose to offer the Common Shares to the public at the offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $0.25 per share. The underwriters may allow, and any selected dealers may reallow, a concession not to exceed $0.10 per share to certain brokers and dealers. After the Common Shares are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

Electronic Prospectus Delivery

          A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters. In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. Stifel, Nicolaus & Company, Incorporated, as representative for the several underwriters, may agree to allocate a number of Common Shares to underwriters for sale to their online brokerage account holders. The representative will allocate Common Shares to underwriters that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these web sites and any other information contained on a web site maintained by an underwriter or syndicate member is not part of this prospectus supplement.

Over-Allotment Option

          We have granted to the underwriters a 30-day over-allotment option, from the date of the pricing of the offering, to purchase up to an aggregate of 1,125,000 additional Common Shares at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise their over-allotment option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional Common Shares in proportion to their respective initial purchase amounts. We will be obligated to sell the Common Shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Common Shares offered by this prospectus supplement.

Underwriting Discounts and Offering Expenses

          The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	Total Without Option Exercised	Total With Option Exercised

Public offering price	$8.00	$60,000,000	$69,000,000

Underwriting discount	$0.40	$3,000,000	$3,450,000

          We estimate that our share of the total offering expenses, excluding underwriting discounts, will be approximately $610,000.

Lock-Up Agreements

          We, our executive officers and our directors have agreed that for a period of 90 days from the date of this prospectus supplement, neither we nor any of our executive officers or directors will, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, as the representative on behalf of the underwriters, subject to certain exceptions, sell, offer to sell or otherwise dispose of or hedge any Common Shares or any securities convertible into or exercisable or exchangeable for our Common Shares. Stifel, Nicolaus & Company, Incorporated, in its sole discretion may release the securities subject to these lock-up agreements at any time without notice.

Indemnity

          We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization

          In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as set forth below:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market;

•

Covering transactions involve the purchase of shares in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering; and

•

Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the Common Shares originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

          These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Shares. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Other Considerations

          It is expected that delivery of the Common Shares will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement.

          Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

VALIDITY OF SECURITIES

          The validity of the Common Shares offered by this prospectus supplement will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Day Pitney LLP, New York, New York.

EXPERTS

          The consolidated financial statements of Sterling Bancorp, Inc. and its subsidiaries as of December 31, 2009 and for the year ended December 31, 2009, and the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference into this document in reliance upon the reports of Crowe Horwath LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Sterling Bancorp, Inc. and its subsidiaries as of December 31, 2008, and for each of the years in the two-year period ended December 31, 2008, have been incorporated by reference into this document in reliance upon the report of KPMG LLP, independent registered public accounting firm, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

STERLING BANCORP

Common Shares

Preferred Shares

Warrants

Sterling Bancorp (“Sterling Bancorp” or the “Company”) may offer, issue and sell from time to time, together or separately, (i) our Common Shares, (ii) our preferred shares, which we may issue in one or more series, and (iii) warrants to purchase our Common Shares or preferred shares, up to a maximum aggregate offering price of $100,000,000.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. Our Common Shares are listed on the New York Stock Exchange and trade on the exchange under the symbol “STL.”  Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or any state securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC, the Bank Insurance Fund or any other government agency.

The date of this prospectus is April 13, 2009.

TABLE OF CONTENTS

PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

We may provide a prospectus supplement containing specific information about the terms of a particular offering by us. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless otherwise stated or the context otherwise requires, all references to “Sterling Bancorp,” “the Company,” “we,” “our,” “us” and similar terms refer to Sterling Bancorp and its consolidated subsidiaries, except that such terms refer to only Sterling Bancorp and not its consolidated subsidiaries in the sections entitled “Description of Common Shares,” “Description of Preferred Shares” and “Description of Warrants.”

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

ABOUT STERLING BANCORP

Sterling Bancorp is a bank holding company and a financial holding company as defined by the Bank Holding Company Act of 1956, which was organized in 1966. Sterling Bancorp and its subsidiaries derive substantially all of their revenue and income from providing banking and related financial services and products to customers primarily in New York, New Jersey and Connecticut (the “New York metropolitan area”). Sterling Bancorp has operations in the New York metropolitan area and conducts business throughout the United States.

Sterling Bancorp owns, directly or indirectly, all of the outstanding shares of Sterling National Bank (the “bank”), its principal subsidiary, and all of the outstanding common shares of Sterling Banking Corporation and Sterling Bancorp Trust I. Sterling National Mortgage Company, Inc., Sterling Factors Corporation, Sterling Trade Services, Inc., Sterling Resource Funding Corp. and Sterling Real Estate Holding Company, Inc. are wholly-owned subsidiaries of the bank. Sterling Trade Services, Inc. owns all of the outstanding common shares of Sterling National Asia Limited, Hong Kong.

Our principal executive offices are located at 650 Fifth Avenue, New York, New York 10019-6108, and our telephone number is 212-757-3300.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements regarding matters that are not historical facts, are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Any forward-looking statements we may make speak only as of the date on which such statements are made. Our actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements.

Factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: inflation, interest rates, market and monetary fluctuations; geopolitical developments including acts of war and terrorism and their impact on economic conditions; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes, particularly declines, in general economic conditions and in the local economies in which the Company operates; the financial condition of the Company’s borrowers; competitive pressures on loan and deposit pricing and demand; changes in technology and their impact on the marketing of new products and services and the acceptance of these products and services by new and existing customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); changes in accounting principles, policies and guidelines; the risks and uncertainties described in “Risk Factors” below; other risks and uncertainties described from time to time in press releases and other public filings; and the Company’s performance in managing the risks involved in any of the foregoing. The foregoing list of important factors is not exclusive, and we will not update any forward-looking statement, whether written or oral, that may be made from time to time. You should not put undue reliance on any forward-looking statements.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933 (the “Securities Act”) relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, to the foregoing, we maintain a website at http://www.sterlingbancorp.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our internet website copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;
•

our Current Reports on Form 8-K filed on January 5, 2009, January 28, 2009 (other than information “furnished” and not “filed”), February 17, 2009, March 27, 2009 and April 8, 2009 (other than information “furnished” and not “filed”);

•	our definitive Proxy Statement on Schedule 14A filed on April 8, 2009;
•

the description of our Common Shares contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

•

any documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the securities offered hereby.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

Sterling Bancorp

650 Fifth Avenue

New York, New York 10019-6108

Attn: Investor Relations

(212) 757-3300

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities or use them to make payments on our borrowings. We may set forth additional information on the use of proceeds from the sale of securities offered by this prospectus in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the periods shown. For purposes of computing the ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges and preferred share dividend requirements. Fixed charges represent total interest expense, including and excluding interest on deposits. Preferred share dividend requirements represent the amount of pre-tax income required to pay the dividends on preferred shares. Before we issued the Fixed Rate Cumulative Perpetual Preferred Shares, Series A, par value $5.00 per share (the “Series A Preferred Shares”), on December 23, 2008, we had had no preferred shares outstanding since February 2004 and had not paid any dividends on preferred shares since 2003. Therefore, the ratio of earnings to combined fixed charges and preferred share dividends is (i) identical to the ratio of earnings to fixed charges for the periods from 2004 to 2007 set forth below, and (ii) substantially the same as the ratio of earnings to fixed charges for the year ended December 31, 2008.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and preferred share dividends:
Including interest on deposits	1.72x	1.49x	1.61x	2.32x	2.74x
Excluding interest on deposits	2.85x	3.34x	2.82x	4.82x	5.13x

DESCRIPTION OF COMMON SHARES

The following is a description of our Common Shares and certain provisions of our Certificate of Incorporation and Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Certificate of Incorporation, as amended, we have authority to issue up to 50,000,000 Common Shares, par value $1.00 per share. As of March 6, 2009, 18,106,491 of our Common Shares were issued and outstanding.

Our Common Shares are listed on the New York Stock Exchange. Outstanding Common Shares are validly issued, fully paid and non-assessable.

Voting Rights

Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Common Shares do not have cumulative voting rights.

Dividend Rights

Holders of our Common Shares are entitled to dividends when, as, and if declared by our Board of Directors out of funds legally available for the payment of dividends. Holders of Series A Preferred Shares have (and other series of preferred shares may in the future have) a priority over holders of Common Shares with respect to dividends.

Until the earlier of December 23, 2011 and the date on which The United States Department of Treasury no longer holds any Series A Preferred Shares, we may not declare or pay any dividend or make any distribution on the Common Shares, other than regular quarterly cash dividends of not more than $0.19 per share, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; dividends payable solely in Common Shares; and dividends or distributions of rights or junior shares in connection with a shareholders’ rights plan.

Liquidation and Dissolution

In the event of the liquidation, dissolution and winding-up of the Company, the holders of our Common Shares are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any of the Company’s preferred shares that may be issued from time to time.

Other Rights

Holders of our Common Shares have no preferential or preemptive rights with respect to any securities of Sterling Bancorp and there are no conversion rights or redemption or sinking fund provisions applicable to our Common Shares.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our Common Shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our Common Shares under the Change in Bank Control Act. Any holder of 25% or more of our Common Shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Certain provisions included in our Certificate of Incorporation, our Bylaws, as well as certain provisions of the New York Business Corporation Law and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully set forth in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.

Transfer Agent

The transfer agent and registrar for our Common Shares is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900.

DESCRIPTION OF PREFERRED SHARES

Our Board of Directors has the authority, without further action by the shareholders, to issue preferred shares in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred shares.

Under our Certificate of Incorporation, as amended, we have the authority to issue up to 644,389 preferred shares, par value $5.00 per share. Of such number of preferred shares, 42,000 Series A Preferred Shares have been issued and are outstanding as of the date of this prospectus.

Prior to the issuance of a new series of preferred shares, we will amend our Certificate of Incorporation, designating the number of shares of that series and the terms of that series. Each series of preferred shares that we issue will constitute a separate class of stock. The issuance of any preferred shares could adversely affect the rights of the holders of Common Shares and, therefore, reduce the value of the Common Shares. The ability of our Board of Directors to issue preferred shares could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred shares will be described in the prospectus supplement relating to that particular series of preferred shares, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred shares and the number of shares offered;
•	the offering price;
•

the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;
•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;
•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;
•	the voting rights, if any, of shares of such series;
•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;
•

the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the Common Shares or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•

the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred shares.

The description of the terms of a particular series of preferred shares in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to the Certificate of Incorporation for complete information regarding a series of preferred shares.

The preferred shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred shares will, upon issuance, rank senior to the Common Shares and on a parity in all respects with each other outstanding series of preferred shares. The rights of the holders of our preferred shares will be subordinate to that of our general creditors.

DESCRIPTION OF WARRANTS

General

We may issue, together with other securities or separately, warrants to purchase our Common Shares or preferred shares. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This section, along with the description in the applicable prospectus supplement, is a summary of certain provisions of the forms of warrant agreements and warrant certificates and is not complete. We urge you to read any applicable warrant agreements and warrant certificates, because those documents, and not these descriptions, define your rights as a holder of warrants. We will file copies of the forms of the warrant agreements and warrant certificates as exhibits to the Registration Statement of which this prospectus is a part or an amendment thereto or as exhibits to a Current Report on Form 8-K.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	the maximum or minimum number of warrants which may be exercised at any time;
•	whether the warrants are to be issued in registered or bearer form;
•	whether the warrants are extendible and the period or periods of such extendibility; and
•	information with respect to book-entry procedures, if any.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of shares of Common Shares or preferred shares at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;
•	through one or more underwriters without a syndicate for them to offer and sell to the public;
•	through dealers or agents; and
•	to investors directly in negotiated sales or in competitively bid transactions.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at fixed prices, which may be changed;
•	at market prices prevailing at the time of the sale;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities including:

•	whether that offering is being made to underwriters or through agents or directly;
•	the rules and procedures for any auction or bidding process, if used;
•	the securities’ purchase price or initial public offering price; and
•	the proceeds we anticipate from the sale of the securities.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

Sales Through Underwriters

If we use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We may also sell offered securities directly as principal for our own account. In this case, no underwriters or agents would be involved.

Sales Through the Internet

We may from time to time offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Other pricing methods may also be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;
•	the number and type of securities involved;
•	the price at which such securities were sold;
•	any securities exchanges on which such securities may be listed;
•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and
•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the Registration Statement of which they form a part;
•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and
•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

This prospectus may also be used in connection with any issuance of Common Shares or preferred shares upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

Sullivan & Cromwell LLP has represented and continues to represent Sterling Bancorp on a regular basis and in a variety of matters.

EXPERTS

The consolidated financial statements of Sterling Bancorp and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the aforementioned consolidated financial statements refers to the adoption, in 2006, of SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

7,500,000 Shares

Sterling Bancorp

Common Shares

Stifel Nicolaus

Keefe, Bruyette & Woods